EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
RELM Wireless Corporation	KCSA Worldwide
William P. Kelly, EVP & CFO	Jeffrey Goldberger
(321) 984-1414	(212) 896-1249
FOR IMMEDIATE RELEASE

RELM Wireless Chief Executive Officer

Establishes Rule 10b5-1 Sales Plan

WEST MELBOURNE, FL, August 23, 2007 – RELM Wireless Corporation (AMEX: RWC) today announced David P. Storey, President and Chief Executive Officer of the Company, has established a stock sales plan (the “plan”) in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. Mr. Storey’s plan is a component of his overall financial planning strategy that is designed to provide enhanced diversification and liquidity.

Mr. Storey’s plan covers the potential exercise of stock options that will expire on June 23, 2008, and the associated sale of up to 97,400 shares of the Company’s common stock during the period commencing today through June 23, 2008.  Any transactions executed under the plan will be reported by Mr. Storey on Form 4 filings with the Securities and Exchange Commission.

Rule 10b5-1 enables officers and directors of an issuer to establish stock trading plans for the orderly sale of predetermined amounts of securities. Such plans may be established only when the officers and directors are not in possession of material non-public information about the issuer. The rule allows individuals establishing such plans to sell shares at specified amounts and future prices over a specified period of time, even if subsequent material non-public information about the issuer becomes available to them.

About RELM Wireless

For six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery.  Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its website at www.relm.com or directly at 1-800-821-2900.